DOCUMENT
TYPE SC 13G/A
<SEQUENCE>1
<FILENAME>g13pksb.txt
DESCRIPTION 13G/A
TEXT
SUBMISSION:
TYPE:  SC 13G/A
FILING DATE:  30July2013

COMPANY DATA:
CONFORMED NAME:  North Star Investment Management Corp.
CIK:  0001342857
CCC:  enna111@
IRS NUMBER: 36-4467498
STATE OF INCORPORATION:  DE
FISCAL YEAR END:  1231

FILING VALUES:
FORM TYPE:  SC 13G/A
ACT:  1934

SUBMISSION CONTACT:
NAME:  . Peter G. Contos II
PHONE: 312-580-1056

BUSINESS ADDRESS:
STREET1:  20 N. Wacker Drive, Suite 1416
CITY:  Chicago
STATE:  IL
ZIP:  60606

                             UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549
                             SCHEDULE 13G/A
                Under the Securities Exchange Act of 1934

                          Dover Saddlery, Inc.
                           (Name of Issuer)

                                Common
                    (Title of Class of Securities)

                               260412101
                            (CUSIP NUMBER)

                              0001071625
			  (CENTRAL INDEX KEY)

			        Delaware
		       (STATE OF INCORPORATION)

			      DECEMBER 31
			   (FISCAL YEAR END)

		  Retail-Miscellaneous Shopping Goods Store
				[5940]
		 (STANDARD INDUSTRIAL CLASSIFICATION)

			       043438294
			      (IRS NUMBER)



Check the appropriate box to designate the rule pursuant to Which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

Check the following box is a fee is being paid with this statement [  ].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provision of the Act (however, see the Notes).


1. NAME OF REPORTING PERSON & I.R.S. IDENTIFICATION NO.

North Star Investment Management Corp. I.R.S. 36-4467498

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                    (a) [   ]
N/A                 (b) [   ]

3. SEC USE ONLY


4. CITIZENSHIP OF PLACE OR ORGANIZATION

   Delaware

NUMBER OF        5.    SOLE VOTING POWER         561,270
SHARES
BENEFICIALLY     6.    SHARED VOTING POWER        0
OWNED BY
EACH             7.    SOLE DISPOSITIVE POWER    561,270
REPORTING
PERSON WITH	 8.   SHARED DISPOSITIVE POWER   0

9. AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

561,270

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*      [  ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

10.5%

12. TYPE OF REPORTING PERSON*	IA

cusip  # 260412101

Item 1: Reporting Person - Peter G. Contos II
item 4: U.S.A.
Item 5:  561,270
Item 6: None
Item 7:  561,270
Item 8: None
Item 9:  561,270
Item 11:   10.5%
Item 12: IA

cusip # 260412101

Item 1: Reporting Person - Peter G. Contos II
Item 4: U.S.A.
Item 5:  561,270
Item 6: None
Item 7:  561,270
Item 8: None
Item 9:  561,270
Item 11: 10.5%
Item 12: IA

Item 1.

(a) Name of Issuer: Dover Saddlery, Inc.

(b) Address of Issuer's Principal Executive Offices

    525 Great Road, Littleton MA 01460

Item 2.

(a) Name of Person Filing: NORTH STAR INVESTMENT MANAGEMENT CORP.

(b) Address of Principal Office:
	20 NORTH WACKER DRIVE
	Suite 1416
	CHICAGO  IL 60606

(c) Citizenship: Delaware LLC

(d) Title and Class of Securities: COMMON

(e) CUSIP Number: 260412101
Item 3. If this statement if filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(e) [X] An investment adviser in accordance with 240.13d-
        1(b)(1)(ii)(E)

Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned: NORTH STAR INVESTMENT MANAGEMENT CORP.

(b) Percent of Class: 10.5%

(c) Number of Shares as to which person has:

     (i) Sole power to vote or to direct the vote 561,270

     (ii) Shared power to vote or to direct the vote 0

     (iii) Sole power to dispose or to direct the disposition of 561,270

     (iv) Sole power to dispose or to direct the disposition of
          0

Item 5. Ownership of Five Percent or Less of a Class	N/A

Item 6. Ownership of More than Five Percent on Behalf of
        Another Person.	N/A


Item 7. Identification and Classification of the Subsidiary
        Which Acquired the Security Being Reported on By the
        Parent Holding Company	N/A


Item 8. Identification and Classification of Members of the
        Group	N/A

Item 9. Notice of Dissolution of Group  N/A

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 30, 2013


NORTH STAR INVESTMENT MANAGEMENT CORP.


By:  /S/ PETER D. GOTTLIEB
----------------------------------
PETER D. GOTTLIEB, President & CEO


By:  /S/ PETER G. CONTOS II
----------------------------------
PETER G. CONTOS II




JOINT FILING AGREEMENT PURSUANT TO RULE 13D-1(F)(1)


This agreement is made pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934 (the "Act") by and among the parties listed below, each referred to herein as a "Joint Filer."
The Joint Filers agree that a statement of beneficial ownership as required by Section 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13D or Schedule 13G/A, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers states that they each satisfy the requirements for making a joint filing under Rule 13d-1.


Dated: July 30, 2013


By: /S/ PETER D. GOTTLIEB
-----------------------------------
PETER D. GOTTLIEB, President & CEO


By: /S/ PETER G. CONTOS II
-----------------------------------
PETER G. CONTOS II
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